Exhibit 99.1

Dyadic Announces Second Quarter 2023 Financial Results and Highlights Recent Company Progress

●	Positive Interim Phase 1 clinical trial safety results for C1 platform for manufacturing human vaccines
●	Two MoU’s with Fondazione Biotecnopolo di Siena in Italy and Essential Drugs Company Limited (EDCL) in Bangladesh
●	Progress in developing animal-free recombinant serum albumin with initial positive analytical results and casein proteins with Dapibus™ cell lines
●	New C1 ferritin nanoparticle antigens; initiated infectious disease animal studies to combat bird flu, encephalitis and meningitis
●	Multiple new fully funded research collaborations with:
o	A Top 5 pharmaceutical company to develop C1 expressed vaccine antigen for human health in a large infectious disease segment
o	A new animal health company to use C1 platform for livestock application
o	Fermbox to use Dapibus™ platform to co-develop and commercialize animal free alternative proteins and biomaterial products
●	Expanded licensing agreement with Rubic One Health
●	Expanded collaboration with Phibro animal health/Abic Biological Laboratories
●	U.S. Patent granted for manufacturing seasonal and pandemic influenza vaccines from proprietary C1 protein production platform
●	Cash and investment grade securities of $10.2 million as of June 30, 2023
●	Financial results and business update conference call scheduled for 5:00 pm ET today

JUPITER, FL / August 9, 2023, (GLOBAL NEWSWIRE) Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (NASDAQ: DYAI), a global biotechnology company focused on building innovative microbial platforms to develop and produce biopharmaceuticals and alternative proteins for human and animal health, today announced its financial results for the second quarter of 2023, and highlighted recent company developments.

“As announced last month, we are excited to report the interim analysis of Day 29 data from our first in human Phase 1 clinical trial, in which no major vaccine related safety issues were observed. DYAI-100, the vaccine candidate produced from our proprietary and patented C1-cell protein production platform has been shown to produce an immune response at both the low and high dosing levels,” said Mark Emalfarb, President and Chief Executive Officer of Dyadic. “We believe this important milestone is a pivotal point in the evolution from our commercial success in industrial biotech to broadening our capability as a life-science biotechnology company. As demonstrated by our recently announced fully funded collaboration with a top five pharmaceutical company in a large infectious disease segment, we believe that our Phase 1 data will provide the biopharmaceutical industry, academia, and governmental agencies with the confidence that our C1-cell microbial protein production platform offers the safety, speed, cost, and quality needed to gain market share in the competitive industry,” concluded Mr. Emalfarb.

Joe Hazelton, Chief Business Officer of Dyadic, also commented, “In addition to the expansion of our pharmaceutical licensing programs, Dyadic is working toward the development of near-term commercialization opportunities such as our non-animal derived serum albumin projects, where we recently reported positive results from third party analytical testing of the company’s animal-free recombinant bovine serum albumin. We believe demonstrating that Dyadic’s recombinant albumin is comparable to currently marketed products has brought us a step closer to commercialization opportunities in the rapidly expanding global serum albumin market as well as helping us to initiate several other projects for non-pharmaceutical enzyme and protein applications. We believe the successful expression of a stable casein protein in our Dapibus™ expression system further demonstrates the broad applicability of our technology in large and growing segments such as non-animal dairy proteins.” Mr. Hazelton continued, “We are expanding both our C1 licensing and Dapibus™ programs for strain engineering and production services with a focus on customers interested in creating high performance microbial strains for their vaccine antigens, monoclonal antibodies, other therapeutic proteins, as well as enzymes and proteins for food, nutrition, and wellness.”

Exhibit 99.1

Recent Company Progress

DYAI-100 SARS-CoV-2 RBD (Receptor Binding Domain) Booster Vaccine Candidate

o	No major vaccine-related safety concerns based on the interim analysis of the Day 29 data for both low and high dose groups reviewed by the Data Safety Monitoring Board (DSMB).
o	To date, no serious adverse events or local and systemic side effects have been observed.
o	Booster vaccine produced immune response at both dose levels.
o	The Last Patient Last Visit (LPLV) is scheduled for August 25, 2023, and the full clinical study report (CSR) is expected in Q4 2023.

Vaccine Collaborations

o

Essential Drugs Company Limited (EDCL) in Bangladesh – On June 21, 2023, the Company announced that it entered a Memorandum of Understanding with EDCL, the state-owned pharmaceutical company under the Ministry of Health and Family Welfare of Bangladesh, to facilitate biopharmaceutical research, pre-clinical development, cGMP production, and clinical development for the prevention and control of diseases and improvement of public health programs in Bangladesh.

o

Top 5 Pharma – In April 2023, the Company entered a new fully funded research collaboration, with a top 5 pharmaceutical company, to express a vaccine antigen from C1 for human health in a large infectious disease segment. The agreement also grants an option for a future commercialization license in the designated field.

o

Rubic One Health (“Rubic”) – On April 12, 2023, the Company expanded its initial 2021 license agreement with Rubic to include vaccines and therapeutic proteins beyond COVID-19 vaccines, for both human animal health markets. The expanded license agreement will help Rubic prepare for the development and manufacture of affordable vaccines and drugs for the African continent.

o

Virovax Bio (“Virovax”) – Currently, four new animal studies are ongoing with C1 produced ferritin nanoparticle antigens combined with Virovax’s adjuvants for influenza (H5N1/Bird Flu), West Nile and Powassan, to protect against encephalitis and meningitis.

o

Uvax Bio (“Uvax”) – In June 2023, the Company has renewed and expanded its research collaboration with Uvax, a spin-off vaccine company from Scripps Research. Uvax is developing prophylactic vaccines for the most challenging infectious diseases, and our research collaboration is expected to help Uvax overcome gene expression challenges using the Company’s C1-cell protein production platform.

Antibody Collaborations

o

NIIMBL – During the NIIMBL annual meeting in June 2023, the Company presented data and research results generated from the NIIMBL Grant received by the Company under the previously announced White House’s American Rescue Plan, which ended successfully.

o

EU 87G7 COVID-19 Antibody Collaboration – In June 2023, a manuscript was submitted to a peer-reviewed scientific journal titled “Filamentous Fungus-Produced Human Monoclonal Antibody Provides SARS-CoV-2 Protection in Hamster and Non-Human Primate Models” in collaboration with Dr. Albert Osterhaus and several other authors. The manuscript describes the safety and efficacy results with a C1-cell produced monoclonal antibody obtained from studies in hamsters and non-human primates.

o

Fondazione Biotecnopolo di Siena (“FBS”) – On May 24, 2023, the Company entered a Memorandum of Understanding with the FBS, which performs the functions of an anti-pandemic hub with a particular focus on the development and production of vaccines and monoclonal antibodies for the treatment of emerging epidemic-pandemic pathologies. We expect FBS to conduct research and development, clinical study, regulatory approval, manufacture and commercialization of vaccines and therapeutic proteins using the Company’s C1 protein production platform.

Animal Health

o	New Animal Health Partner – In June 2023, the Company entered a fully funded collaboration with a new animal health company to develop an antigen for livestock animals.
o

Rubic One Health (“Rubic”) – On April 12, 2023, the Company expanded its initial 2021 license agreement with Rubic to include vaccines and therapeutic proteins beyond COVID-19 vaccines for both human animal health markets. The expanded license agreement is expected to help Rubic prepare for the development and manufacture of affordable vaccines and drugs for the African continent.

o

Phibro Animal Health/Abic Biological Laboratories – In the first quarter of 2023, the Company extended its research collaboration with Abic Biological Laboratories Ltd. (“Abic”), an affiliate of Phibro Animal Health Corporation (“Phibro”) to apply newly developed techniques and methods to further increase the expression level of a recombinant livestock antigen using C1. The Company and Abic have expanded the collaboration to include the development of additional antigens for use in livestock animal health applications.

Exhibit 99.1

Alternative Proteins and Dapibus™ Platform

o

Commercial Product Portfolio Pipeline – On August 7, 2023, the Company announced that it has successfully developed stable cell lines to produce recombinant serum albumin products. The Company initiated animal-free recombinant serum albumin projects in late 2022 for use in potential therapeutic, product development, research, and/or diagnostic human and animal pharmaceutical applications. We have started sampling potential customers who have expressed interest in Dyadic’s C1 serum albumin products. Initial independent analytical assessment of the Company’s recombinant bovine serum albumin demonstrated that it is structurally equivalent to the commercially available animal derived product. In non-pharmaceutical applications, the Company initiated the development of non-animal derived recombinant dairy proteins and enzymes for use in food and nutrition to support its Dapibus™ platform.

o

Fermbox Bio (“Fermbox”) – On May 7, 2023, the Company entered a fully funded co-development and marketing agreement with Fermbox to help accelerate our ability to exploit the Dapibus™ platform and expand Dyadic’s product offerings for non-pharmaceutical alternative proteins applications, such as food, nutrition, wellness and other bioproducts.

Other Events

o

BARDA and FDA Workshop – On April 27, 2023, the Company presented at Recombinant Protein-Based COVID-19 Vaccines Workshop, a virtual event hosted by the Biomedical Advanced Research and Development Authority (BARDA) and FDA. The goals of the workshop were to provide: 1) a forum for product sponsors to discuss progress and technical challenges in the manufacturing when changing strain composition to currently circulating variants of SARS-CoV-2; and 2) an open forum for collaborative discussions to facilitate advancement of recombinant protein-based COVID-19 vaccines.

o

Patent Update – On April 18, 2023, the Company announced the receipt of a notice of allowance from the U.S. Patent and Trademark Office for patent application 16/640,483, titled “Production of Flu Vaccine in Myceliophthora thermophila”, which will cover claims for the development and manufacture of seasonal and pandemic influenza vaccines from the Company’s C1 protein production platform. The Company has developed several influenza antigens and in collaboration with scientists in the EU and USA various animal studies have been completed, with both hemagglutinin (HA) and neuraminidase (NA) antigens expressed from the Company’s C1 protein production platform. Additional pandemic influenza (H5N1/bird flu) animal trials are currently in process.

Financial Highlights

Cash Position: As of June 30, 2023, cash, cash equivalents, and the carrying value of investment grade securities, including accrued interest, were approximately $10.2 million compared to $12.7 million as of December 31, 2022.

Revenue: Research and development revenue and license revenue for the quarter ended June 30, 2023, increased to approximately $837,000 compared to $659,000 for the same period a year ago. Research and development revenue and license revenue for the six months ended June 30, 2023, increased to approximately $1,815,000 compared to $1,307,000 for the same period a year ago. The increase is primarily attributed to higher individual contract amounts on certain research funding compared to the same period a year ago.

Cost of Revenue: Cost of research and development revenue for the quarter ended June 30, 2023, increased to approximately $793,000 compared to $411,000 for the same period a year ago. Cost of research and development revenue for the six months ended June 30, 2023, increased to approximately $1,520,000 compared to $815,000 for the same period a year ago.

R&D Expenses: Research and development expenses for the quarter ended June 30, 2023, decreased by 49.9% to approximately $918,000 compared to $1,831,000 for the same period a year ago. Research and development expenses for the six months ended June 30, 2023, decreased by 45.6% to approximately $1,728,000 compared to $3,174,000 for the same period a year ago.

The decrease in research and development expenses for the quarter and six months ended June 30,2023 versus the same periods in 2022 was due to the winding down of activities of contract research organization and consultants to manage and support the pre-clinical and clinical development as well as a decrease in cGMP manufacturing costs as the Company completed the dosing of Phase 1 clinical trial of its DYAI-100 RBD COVID-19 booster vaccine candidate in February 2023.

G&A Expenses: General and administrative expenses for the quarter ended June 30, 2023, decreased by 18.1% to approximately $1,403,000 compared to $1,714,000 for the same period a year ago. The decrease in G&A expenses for the quarter ended June 30, 2023 compared to the same period in 2022 includes decreases in legal expenses of $103,000, incentives of approximately $81,000, business development and investor relations expenses of $75,000, insurance expenses of $37,000, and other decreases of $15,000. General and administrative expenses for the six months ended June 30, 2023, decreased by 14.5% to approximately $2,883,000 compared to $3,370,000 for the same period a year ago. The decrease in G&A expenses for the six months ended June 30, 2023 compared to the same period in 2022 includes decreases in incentives of approximately $215,000, business development and investor relations expenses of $137,000, insurance expenses of $72,000, legal expenses of $48,000 and other decreases of $15,000.

Other Income: Other income for the three and six months ended June 30, 2023, was primarily from the sale of the equity interest in Alphazyme, LLC.

Net Loss: Net loss for the quarter ended June 30, 2023, was approximately $2,153,000 or $(0.07) per share compared to $3,288,000 or $(0.12) per share for the same period a year ago. Net loss for the six months ended June 30, 2023, was approximately $3,109,000 or $(0.11) per share compared to $5,780,000 or $(0.20) per share for the same period a year ago.

Exhibit 99.1

Conference Call Information

Date: Wednesday. August 09, 2023

Time: 5:00 p.m. Eastern Time

Dial-in numbers: Toll Free: 1-877-407-0784 International: 1-201-689-8560

Conference ID: 13735362

Webcast Link: https://viavid.webcasts.com/starthere.jsp?ei=1593531&tp_key=0b0ed46180

An archive of the webcast will be available within 24 hours after completion of the live event and will be accessible on the Investor Relations section of the Company’s website at www.dyadic.com. To access the replay of the webcast, please follow the webcast link above.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company focused on building innovative microbial platforms to address the growing demand for global protein bioproduction and unmet clinical needs for effective, affordable, and accessible biopharmaceutical products and alternative proteins for human and animal health.

Dyadic’s gene expression and protein production platforms are based on the highly productive and scalable fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila). Our lead technology, C1-cell protein production platform, is based on an industrially proven microorganism (named C1), which is currently used to speed development, lower production costs, and improve performance of biologic vaccines and drugs at flexible commercial scales for the human and animal health markets. Dyadic has also developed the Dapibus™ filamentous fungal based microbial protein production platform to enable the rapid development and large-scale manufacture of low-cost proteins, metabolites, and other biologic products for use in non-pharmaceutical applications, such as food, nutrition, and wellness.

With a passion to enable our partners and collaborators to develop effective preventative and therapeutic treatments in both developed and emerging countries, Dyadic is building an active pipeline by advancing its proprietary microbial platform technologies, including our lead asset DYAI-100 COVID-19 vaccine candidate, as well as other biologic vaccines, antibodies, and other biological products.

To learn more about Dyadic and our commitment to helping bring vaccines and other biologic products to market faster, in greater volumes and at lower cost, please visit http://www.dyadic.com.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance, such as the success of our clinical trial and interest in our protein production platforms, our research projects and third-party collaborations, as well as the availability of necessary funding. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled "Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at www.dyadic.com.

Contact:

Dyadic International, Inc.

Ping W. Rawson

Chief Financial Officer Phone: (561) 743-8333

Email: ir@dyadic.com

Exhibit 99.1

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Research and development revenue	$793,042	$614,435	$1,726,976	$1,148,156
License revenue	44,117	44,118	88,235	158,824
Total revenue	837,159	658,553	1,815,211	1,306,980

Costs and expenses:
Costs of research and development revenue	792,944	411,109	1,519,862	815,855
Research and development	917,552	1,830,798	1,728,118	3,173,660
General and administrative	1,402,569	1,714,029	2,882,609	3,369,729
Foreign currency exchange loss	14,521	20,621	25,543	10,373
Total costs and expenses	3,127,586	3,976,557	6,156,132	7,369,617

Loss from operations	(2,290,427)	(3,318,004)	(4,340,921)	(6,062,637)

Other income:
Interest income	109,194	30,009	213,925	32,977
Other income	28,273	—	1,017,592	250,000
Total other income	137,467	30,009	1,231,517	282,977

Net loss	$(2,152,960)	$(3,287,995)	$(3,109,404)	$(5,779,660)

Basic and diluted net loss per common share	$(0.07)	$(0.12)	$(0.11)	$(0.20)

Basic and diluted weighted-average common shares outstanding	28,811,061	28,264,157	28,786,402	28,257,776

See Notes to Consolidated Financial Statements in Item 1 of Dyadic’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2023.

Exhibit 99.1

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$5,841,591	$5,794,272
Short-term investment securities	4,287,325	6,847,270
Interest receivable	36,053	58,285
Accounts receivable	767,597	330,001
Prepaid expenses and other current assets	136,152	392,236
Total current assets	11,068,718	13,422,064

Non-current assets:
Investment in Alphazyme	—	284,709
Other assets	5,822	6,045
Total assets	$11,074,540	$13,712,818

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$905,876	$1,276,313
Accrued expenses	909,482	955,081
Deferred research and development obligations	9,000	40,743
Deferred license revenue, current portion	176,471	176,471
Total current liabilities	2,000,829	2,448,608

Deferred license revenue, net of current portion	88,235	176,471
Total liabilities	2,089,064	2,625,079

Commitments and contingencies (Note 4)

Stockholders’ equity:
Preferred stock, $.0001 par value:
Authorized shares - 5,000,000; none issued and outstanding	—	—
Common stock, $.001 par value:
Authorized shares - 100,000,000; issued shares - 41,064,563 and 40,816,602, outstanding shares - 28,811,061 and 28,563,100 as of June 30, 2023, and December 31, 2022, respectively	41,065	40,817
Additional paid-in capital	104,465,590	103,458,697
Treasury stock, shares held at cost - 12,253,502	(18,929,915)	(18,929,915)
Accumulated deficit	(76,591,264)	(73,481,860)
Total stockholders’ equity	8,985,476	11,087,739
Total liabilities and stockholders’ equity	$11,074,540	$13,712,818

See Notes to Consolidated Financial Statements in Item 1 of Dyadic’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2023.